Exhibit 99.1

Press Release

For immediate release

PRESTIGE BRANDS HOLDINGS, INC.

ANNOUNCES COMPLETION OF THE

ACQUISITION OF CHORE BOY® BRAND FROM

RECKITT BENCKISER & ANNOUNCES DATE

FOR SECOND QUARTER EARNINGS

Irvington, New York, November 1, 2005 - Prestige Brands Holdings, Inc. (NYSE:PBH) today reported the completion of the previously announced acquisition of the Chore Boy® line of metal cleaning pads, scrubbing sponges, and non-metal soap pads from Reckitt Benckiser, Inc., a U.K. based global consumer products manufacturer and marketer. Prestige originally announced the agreement on July 27, 2005, and said that they expected to close early fall. The acquisition was completed on October 28, 2005 at a purchase price of $22,250,000.

The Chore Boy brand, which is sold primarily in the U.S. and Canada, will become part of the Company’s household products segment of business, which currently accounts for approximately 35% of net sales. The line includes the #1 selling copper scrubber and nine other items. The Company anticipates this acquisition will be modestly accretive to earnings per share this fiscal year. Trailing twelve month net sales for the Chore Boy line were approximately $14 million.

“The acquisition is an excellent strategic addition to our product line,” according to Peter C. Mann, Chairman of the Board and Chief Executive Officer for Prestige Brands, Inc. “Chore Boy is a growing brand with an 84 year history in the scouring pad and cleaning accessories categories. We believe it will benefit from our focus, and create synergies for this business segment.”

Prestige also markets the Comet®, Spic and Span® and Cinch® brands of household cleaning products. Other brands marketed by the Company include Compound W® wart treatment, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes®

and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, and other well-known consumer products.

Fiscal Second Quarter Earnings & Conference Call

The Company will report its fiscal second quarter sales and earnings on Monday, November 14, 2005 at 7am. Management will host a conference call for analysts at 8:30am. Details of the call are forthcoming.

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. There are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made.  These include: (1) the ability to achieve business plans; (2) successfully executing, managing and integrating key acquisitions (including the Chore Boy acquisition; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources; (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully manage increases in the prices of raw materials used to make the company’s products; (7) the ability to stay close to consumers in an era of increased media fragmentation; and (8) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

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Contact: Dean Siegal,

914-524-6819